(m)(2)(i)

AMENDED SCHEDULE A

with respect to the

FOURTH AMENDED AND RESTATED SERVICE AND DISTRIBUTION PLAN

for

VOYA MUTUAL FUNDS

CLASS C SHARES

Maximum Combined Service and
Fund(s)	Distribution Fees
(as a percentage of average daily net assets)
Voya Global Bond Fund	1.00%
Voya Global Diversified Payment Fund	1.00%
Voya Global High Dividend Low Volatility
Fund	1.00%
Voya Global Perspectives® Fund	1.00%
Voya Multi-Manager Emerging Markets
Equity Fund	1.00%
Voya Multi-Manager International Small Cap
Fund	1.00%

Date last amended: October 7, 2021